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Exhibit 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

CA, Inc.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(in millions, except ratios)

	Years Ended March, 31
	2002	2003	2004	2005	2006
Earnings available for fixed charges:
Earnings from continuing operations before income taxes, minority interest and discontinued operations	(1,528)	(495)	(114)	33	121
Add: Fixed charges	330	272	205	221	165
Less: Minority Interest in pre-tax loss of subsidiaries that have not incurred fixed charges	(1)	0	0	0	1

Total earnings available for fixed charges	(1,199)	(223)	91	254	287

Fixed charges:
Interest expense(1)	249	193	136	153	95
Interest portion of rental expense	81	79	69	68	70

Total Fixed Charges	330	272	205	221	165

RATIO OF EARNINGS TO FIXED CHARGES	n/a	n/a	n/a	1.15	1.74
Deficiency of Earnings to Fixed Charges	1,529	495	114	n/a	n/a

(1)
Includes amortization of discount related to indebtedness

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  Exhibit 12.1
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
CA, Inc. COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (in millions, except ratios)